September 19, 2011

Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

Re:	Nationwide Life Insurance Company
Nationwide Variable Account
Registration Statement

Ladies and Gentlemen:

I have acted as counsel to Nationwide Life Insurance Company (the "Company"), an Ohio insurance company, and its Nationwide Variable Account (the "Separate Account") in connection with the registration of an indefinite number of securities issued through the Separate Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  I have examined the registration statement on Form N-4, including all related documents and exhibits, and reviewed such questions of law as I considered necessary and appropriate.  On the basis of such examination and review, it is my opinion that:

1.
The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio and is duly authorized to issue and sell life insurance and annuity contracts.

2.	The Separate Account has been properly created and is a validly existing separate account pursuant to the laws of the State of Ohio.

3.
The issuance and sale of the Individual Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") have been duly authorized by the Company.  The Contracts will be legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on Form N-4 for the Contracts and the Separate Account.

Sincerely,

/s/ BENJAMIN MISCHNICK

Benjamin Mischnick
Senior Counsel
Nationwide Life Insurance Company